EXHIBIT  3.1.3
                                                                   -------------

                           CERTIFICATE OF AMENDMENT TO
                          ARTICLES OF INCORPORATION OF
                                NEOGENOMICS, INC.
                (F/K/A AMERICAN COMMUNICATIONS ENTERPRISES, INC.)


     NEOGONOMICS, INC. (f/k/a AMERICAN COMMUNICATIONS ENTERPRISES, INC.), a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), in order to amend its Articles of Incorporation in accordance with the requirements of Chapter 78, Nevada Statutes, does hereby certify as follows:

     1. The Articles of Incorporation of the Corporation were filed by the Secretary of State of the State of Nevada on October 29, 1998, and amended on October 11, 2000, and further amended on October 24, 2000 and further amended on January 3, 2002.

     2. The amendment to the Articles of Incorporation being effected hereby will completely delete Article Fourth of the Articles of Incorporation as of the date hereof, and substitute in its place the Article Fourth set forth below.

     3. This amendment to the Articles of Incorporation was approved by the Board of Directors on April 3, 2003. The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation at the time of the amendment was 449,801,012. The amendment has been consented to and approved by the written consent of shareholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

     4. This Certificate of Amendment of the Articles of Incorporation shall be effective on April 14, 2003, and thereafter Article Fourth of the Corporation's Articles of Incorporation shall read as follows:

ARTICLE  FOURTH

     A. The Corporation is authorized to issue 100,000,000 shares which shall be designated as "Common Stock," having a par value of $.001 per share (the "Common Stock"), and 10,000,000 shares which shall be designated as "Preferred Stock," having a par value of $.001 per share (the "Preferred Stock").

     B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in these Articles of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding and which the Corporation may be obligated to issue under options, warrants or other contractual commitments. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     IN WITNESS WEREOF, the Corporation has caused this Certificate of Amendment to be signed by the undersigned officer on this 4th day of April, 2003.


                                   NEOGENOMICS,  INC.


                                   By:            /s/  Michael  T.  Dent
                                       ---------------------------------
                                        Michael  T.  Dent,  M.D.
                                        President  and  Chief  Executive Officer